EXHIBIT 99.1

Winland Announces Receipt of Delisting Notice from

NYSE MKT

Mankato, Minn. / March 12, 2013 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced that on March 6, 2013, the Company received written notification from the NYSE Regulation, Inc. (“NYSE Regulation”) staff (the “Staff”) stating that the Company’s Common Stock is subject to delisting from the Exchange (the “Staff Determination”).

The Company had previously received notice from the Staff and disclosed that it was not in compliance with certain of the NYSE MKT’s (the “Exchange”) continued listing standards as set forth in Part 10 of the Exchange’s Company Guide.  Specifically, the Company was advised that it was not in compliance with the following Sections of the Company Guide:

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Section 1003(a)(ii) because the Company reported stockholders’ equity of less than $4,000,000 and has incurred losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

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Section 1003(a)(iii) because the Company reported stockholders’ equity of less than $6,000,000 and has incurred losses from continuing operations and/or net losses in each of its last five consecutive fiscal years ended December 31, 2011.

The Company was previously given the opportunity to submit a plan of compliance advising the Exchange of actions it had taken, or would take, to regain compliance with the continued listing standards (the “Plan”).  The Company submitted the Plan and the Staff subsequently notified the Company that it has made a reasonable demonstration of its ability to regain compliance with the continued listing standards by May 29, 2013, and that the Staff had accepted its Plan.  The Company was further advised that delisting proceedings would be immediately initiated if the Company failed to make progress consistent with the Plan.

As part of the Plan, the Company informed the Staff that it intended to conduct a capital raise in either the fourth quarter of 2012 or the first quarter of 2013.  The Company has decided not to conduct a capital raise due to dilution current shareholders would face given a capital raise of significant size.

The Company could appeal the Staff Determination, but it does not intend to request an appeal.  Therefore, the Staff Determination will become final and the Company’s Common Stock will be scheduled for delisting from the Exchange, and trading in the Company’s Common Stock on the Exchange will be discontinued effective at the close of business on Wednesday March 20, 2013.

The Company will make an application and take the necessary steps so that the Company’s Common Stock will be traded on the OTC Bulletin Board as soon as practicable after March 20, 2013.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland currently trades on the NYSE Amex Exchange under the symbol WEX but anticipates it will shortly be listed on the OTC Bulletin Board.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881